Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

Pricing Supplement dated October 26, 2023
(To ETF Underlying Supplement dated September 5, 2023,
Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce Trigger Callable Yield Notes

$20,000,000 Notes Linked to the Least Performing of the Invesco QQQTM Trust, Series 1 and the Invesco S&P 500® Equal Weight ETF due on January 30, 2025

Investment Description

These Trigger Callable Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Least Performing of the Invesco QQQTM Trust, Series 1 and the Invesco S&P 500® Equal Weight ETF (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. Unless the Notes have been previously called, CIBC will pay a monthly interest payment at a fixed rate regardless of the performance of the Underlyings. CIBC has the right to call the Notes at its election on any monthly Call Payment Date beginning on January 30, 2024, regardless of the prices of the Underlyings at that time. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the interest payment for the applicable month, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final interest payment. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. If the Notes are not called by CIBC, you may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying. Generally, the higher the Interest Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or optional issuer call. All payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Monthly Interest Payments: Regardless of the performance of the Underlyings, CIBC will pay a monthly interest payment at a fixed rate, unless the Notes have been previously called.
❑	Issuer Call: CIBC may, at its election, call the Notes on any Call Payment Date commencing on January 30, 2024 and pay you the principal amount of your Notes plus the interest payment due for that applicable month. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called by CIBC at its election and the Final Price of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final interest payment. If the Final Price of the Least Performing Underlying on the Final Valuation Date is less than its Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Price of the Least Performing Underlying from the Strike Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or optional issuer call. All payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates

Strike Date	October 25, 2023
Trade Date	October 26, 2023
Settlement Date	October 31, 2023
Interest Payment Dates[1]	Monthly, commencing on November 29, 2023
Call Payment Dates[1]	Monthly, commencing on January 30, 2024
Final Valuation Date[1]	January 27, 2025
Maturity Date[1]	January 30, 2025

[1] See page PS-4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF CIBC. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.
Underlyings (Least Performing of)	Interest Rate	Initial Prices	Downside Thresholds	CUSIP	ISIN
The Invesco QQQTM Trust, Series 1 (“QQQ”)	9.68% per annum	$350.34	$245.24, which is 70.00% of its Initial Price*	13608P178	US13608P1782
The Invesco S&P 500® Equal Weight ETF (“RSP”)		$135.50	$94.85, which is 70.00% of its Initial Price

*Rounded to two decimal places.

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $9.77 per $10.00 principal amount of the Notes, which is less than the price to public. See “Key Risks—General Risks” beginning on page PS-8 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on page PS-17 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the Invesco QQQTM Trust, Series 1 and the Invesco S&P 500® Equal Weight ETF	$20,000,000.00	$10.00	$200,000.00	$0.10	$19,800,000.00	$9.90

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the ETF Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Fund” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098171/tm2322483d88_424b5.htm

♦	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

♦	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Closing Price of each Underlying will be equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying.

♦	You understand and accept that you will not participate in any appreciation in the price of any Underlying, and your potential return is limited to the interest payments.

♦	You are willing to invest in the Notes based on the Downside Thresholds and the Interest Rate indicated on the cover hereof.

♦	You are willing to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on an Underlying and the stocks held by an Underlying and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of at least one Underlying will decline during the term of the Notes and is likely to close below its Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying.

♦	You seek an investment that participates in the appreciation in the price of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Downside Thresholds or the Interest Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold the Notes that will be called early at the election of CIBC regardless of the performance of the Underlyings, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with any Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on an Underlying or the stocks held by an Underlying and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for all payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” in this pricing supplement, and “Reference Sponsors and Fund Descriptions —The Invesco QQQSM Trust, Series 1” beginning on page S-16of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 15 months, unless earlier called
Strike Date:	October 25, 2023
Trade Date:	October 26, 2023
Settlement Date:	October 31, 2023
Final Valuation Date[1]:	January 27, 2025
Maturity Date[1]:	January 30, 2025
Reference Asset:	The least performing of the Invesco QQQTM Trust, Series 1 (Ticker: “QQQ”) and the Invesco S&P 500® Equal Weight ETF (Ticker: “RSP”) (each, an “Underlying” and together, the “Underlyings”)
Issuer Call:

The Notes may be called by CIBC at its election on any monthly Call Payment Date beginning on January 30, 2024 regardless of the performance of any Underlying, upon prior notice to DTC through the trustee at least 3 Business Days and no more than 20 Business Days before the applicable Call Payment Date. CIBC will have no independent obligation to notify you directly.

If the Notes are called, CIBC will pay you on the applicable Interest Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the interest payment due on that date. No further amounts will be owed to you under the Notes.

Interest Rate:	9.68% per annum (or 0.8067% per month)

Interest Payment Dates and Call Payment Dates:	Interest Payment Dates
November 29, 2023
December 28, 2023
January 30, 2024*
February 28, 2024*
March 28, 2024*
April 30, 2024*
May 30, 2024*
June 28, 2024*
July 30, 2024*
August 28, 2024*
September 30, 2024*
October 30, 2024*
November 29, 2024*
December 30, 2024*
January 30, 2025*

*These Interest Payment Dates are also Call Payment Dates.

Payment at Maturity (per $10 Note):

If the Notes have not previously been called by CIBC at its election, for each $10 principal amount of the Notes, in addition to the final interest payment, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold:

$10

If the Final Price of the Least Performing Underlying is less than its Downside Threshold:

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying as compared to its Initial Price, and you will lose some or all of your principal amount. Even with all interest payments, the return on the Notes may be negative.

Least Performing Underlying	The Underlying with the lowest Underlying Return.

Underlying Return:	For each Underlying, calculated as follows: Final Price - Initial Price
Initial Price

Downside Threshold:	For each Underlying, 70.00% of its Initial Price, as indicated on the cover hereof.

Initial Price:	For each Underlying, its Closing Price on the Strike Date, as indicated on the cover hereof. The Initial Price of an Underlying will be subject to adjustment by the calculation agent as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the accompanying underlying supplement.

Final Price:	For each Underlying, its Closing Price on the Final Valuation Date.

1 The Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Calculation Agent	Canadian Imperial Bank of Commerce

Investment Timeline
The Initial Price and the Downside Threshold of each Underlying were observed. The terms of the Notes were determined.

Regardless of the performance of the Underlyings, CIBC will pay you an interest payment on the applicable Interest Payment Date.

CIBC may, at its election, call the Notes prior to maturity on any monthly Call Payment Date beginning on January 30, 2024 regardless of the performance of the Underlyings. If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the interest payment due on that date.

The Final Price and the Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called by CIBC at its election, in addition to the final interest payment:

If the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note.

If the Final Price of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to an amount of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount AT MATURITY. Any paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any increase in the price of any other Underlying. Generally, the higher the Interest Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called by CIBC at its election, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Price of the Least Performing Underlying is greater than or equal to its Downside Threshold. If the Notes are not called by CIBC at its election and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Optional Issuer Call or at Maturity — You should be willing to hold your Notes to an optional issuer call or maturity. If you are able to sell your Notes prior to an optional issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the price of each Underlying at that time is above its Downside Threshold.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of any Underlying will rise or fall. There can be no assurance that the Final Price of the Least Performing Underlying will be equal to or greater than its Downside Threshold. The price of an Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities held by that Underlying. You should be willing to accept the risk of losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to All Interest Payments and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Interest Rate regardless of any appreciation of any Underlying. Further, the return potential of the Notes is limited by the issuer call feature in that you will not receive any further payments after the Notes are called. If the Notes are not called, you may be exposed to the decline in the price of the Least Performing Underlying even though you cannot participate in any potential appreciation in the price of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by any Underlying.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. It is more likely that we will call the Notes prior to maturity if we expect that the Interest Rate is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. There is no guarantee that you would be able to reinvest the proceeds from an optional issuer call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment — The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying. With multiple Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the prices of two Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the price of one Underlying increases, the price of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation among the Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if the Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as the Underlyings may decrease in value together.

CIBC determined the Interest Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Interest Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Higher Interest Rates or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility” refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Interest Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Interest Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Interest Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

♦	There Are Risks Associated With Investments in Securities Linked to the Value of Non-U.S. Equity Securities — Some of the equity securities held by the QQQ are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Owning the Notes Is Not the Same as Owning Shares of an Underlying or the Stocks Held by an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned shares of an Underlying or the stocks held by an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of an Underlying or the stocks held by any Underlying would have. Furthermore, an Underlying and the stocks held by an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting an Underlying or Its Underlying Index May Adversely Affect the Value of that Underlying — The policies of the sponsor of an Underlying or its Underlying Index concerning additions, deletions and substitutions of the stocks included in that Underlying or Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks included in that Underlying or Underlying Index may adversely affect its value. The policies of such sponsor with respect to the calculation of that Underlying or Underlying Index could also adversely affect its value. Such sponsor may discontinue or suspend calculation or dissemination of that Underlying or Underlying Index. Any such actions could have an adverse effect on the price of an Underlying and consequently, the value of the Notes.

♦	The Performance of a Fund May Not Correlate with the Performance of Its Underlying Index as well as the Net Asset Value per Share of that Fund, Especially During Periods of Market Volatility — Although a Fund is designed to track the performance of its Underlying Index, the performance of that Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, a Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by a Fund, differences in trading hours between a Fund (or the underlying assets held by a Fund) and its Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of that Fund may differ from its net asset value per share; shares of that Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of that Fund, may not be the same as an investment directly in the securities or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

♦	The Funds are Subject to Management Risk — The Funds are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, The Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from its Underlying Index, a Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, a Fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results. All these factors may adversely affect the Closing Price of a Fund and consequently, the return on the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to an Underlying or any securities held by an Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the price of an Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the price of an Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the price of an Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred, determine the Closing Price of that Underlying if the Final Valuation Date is postponed to the last possible day with respect to an Underlying, and make certain anti-dilution adjustments to the Initial Price of a Fund if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates —For Notes Where the Reference Asset Consists of Multiple Funds” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-17 of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the prices of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-17 of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-17 of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 4 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Underlyings; the volatility of the Underlyings; the dividend rate paid on an Underlying and the stocks held by an Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or optional issuer call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or optional issuer call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Price or the Closing Price of any Underlying on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon optional issuer call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	Approximately 15 months (unless earlier called)
Hypothetical Initial Prices:	$100 for each Underlying
Interest Rate:	9.68% per annum (or 0.8067% per month)
Interest:	$0.08067 per month
Call Payment Dates:	Monthly, commencing on January 30, 2024
Hypothetical Downside Thresholds:	$70.00 for each Underlying (70.00% of its Initial Price)

Example 1 — Notes Are Called on the First Call Payment Date, Which Corresponds to the Third Interest Payment Date

Date	Closing Price	Payment (per Note)
First and Second Interest Payment Dates	Any	$0.08067 x 2 = $0.16134 (Interest)
Third Interest Payment Date (and First Call Payment Date)	Any	$10.08067 (Settlement Amount)
Total Payment: $10.24201 (2.4201% return)

Since the Issuer elects to call the Notes on the first Call Payment Date (which is the third Interest Payment Date), CIBC will pay you on the Call Payment Date a total of $10.08067 per Note, reflecting your principal amount plus the applicable interest payment. When added to the interest payments of $0.16134 received in respect of the previous Interest Payment Dates, CIBC will have paid you a total of $10.24201 per Note, for a 2.4201% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Price of Each Underlying Is at or Above Its Downside Threshold

Date	Closing Price	Payment (per Note)
First through Fourteenth Interest Payment Dates	Any	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.08067 x 14 = $1.12938 (Interest)
Final Valuation Date	QQQ: $75 (at or above Downside Threshold, below Initial Price) RSP: $110 (at or above Downside Threshold and Initial Price)	$10.08067 (Payment at Maturity)
Total Payment: $11.21005 (12.1005% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Price of the Least Performing Underlying is at or above its Downside Threshold, CIBC will pay you at maturity a total of $10.08067 per Note, reflecting your principal amount plus the applicable interest payment. When added to the interest payments of $1.12938 received in respect of the Interest Payment Dates prior to the Final Valuation Date, CIBC will have paid you a total of $11.21005 per Note, for a 12.1005% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price of the Least Performing Underlying Is Below Its Downside Threshold

Date	Closing Price	Payment (per Note)
First through Fourteenth Interest Payment Date	Any	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.08067 x 14 = $1.12938 (Interest)
Final Valuation Date	QQQ: $40 (below Downside Threshold and Initial Price) RSP: $110 (at or above Downside Threshold and Initial Price)	$10.00 × (1 + Underlying Return of the Least Performing Underlying) + Final Interest Payment =$10.00 × (1 + -60%) + $0.08067 =$10.00 - $6.00 + $0.08067 =$4.08067 (Payment at Maturity)
Total Payment: $5.21005 (-47.8995% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Price of the Least Performing Underlying is below its Downside Threshold, CIBC will pay you at maturity $4.08067 per Note. When added to the interest payments of $1.12938 received in respect of the Interest Payment Dates prior to the Final Valuation Date, CIBC will have paid you $5.21005 per Note, for a -47.8995% total return on the Notes.

Information About the Underlyings

The Invesco QQQTM Trust, Series 1

The QQQ seeks to track the investment results of the Nasdaq-100 Index®, which includes 100 of the largest domestic and international nonfinancial companies listed on The Nasdaq Stock Market based on market capitalization. The QQQ trades on The Nasdaq Stock Market under the ticker symbol “QQQ.” See “Reference Sponsors and Fund Descriptions—The Invesco QQQSM Trust, Series 1” beginning on page S-16 of the accompanying underlying supplement for additional information about the QQQ.

Information provided to or filed with the SEC by the QQQ pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-61001 and 811-08947, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about the QQQ may be obtained from other sources including, but not limited to, the QQQ’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the QQQ is accurate or complete.

Historical Performance of the QQQ

The graph below illustrates the performance of the QQQ from January 1, 2018 to October 25, 2023, based on the daily Closing Prices as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On October 25, 2023, the Closing Price of the QQQ was $350.34, which is its Initial Price. The green line indicates its Downside Threshold of $245.24, which is equal to 70.00% of its Initial Price. The historical performance of the QQQ should not be taken as an indication of its future performance, and no assurances can be given as to the price of the QQQ at any time during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the QQQ will result in the return of any of your investment.

Historical Performance of the Invesco QQQTM Trust, Series 1

Source: Bloomberg

The Invesco S&P 500® Equal Weight ETF

The shares of the RSP are issued by Invesco Exchange-Traded Fund Trust (the “Invesco Trust”), a registered investment company. The RSP seeks investment results that correspond generally to the performance, before fees and expenses, of the of the S&P 500® Equal Weight Index (the “Underlying Index”). The Underlying Index is an equal-weighted version of the S&P 500® Index (“SPX”). RSP is the successor to the investment performance of the Guggenheim S&P 500® Equal Weight ETF (the “Predecessor Fund”) as a result of the reorganization of the Predecessor Fund into the Underlying Fund, which was consummated after the close of business on April 6, 2018. The RSP trades on the NYSE Arca under the ticker symbol “RSP.”

Information provided to or filed with the SEC by the RSP pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov. In addition, information about the RSP may be obtained from other sources including, but not limited to, the RSP’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the RSP is accurate or complete.

Investment Approach

The RSP uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the Underlying Index. The RSP employs a “full replication” methodology in seeking to track the Underlying Index, meaning that it generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index. The RSP will generally invest at least 90% of its total assets in the securities that comprise the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the RSP may purchase a sample of securities in the Underlying Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the Underlying Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Underlying Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the RSP on a number of factors, including asset size of the RSP, and generally expects the RSP to hold less than the total number of securities in the Underlying Index.

The RSP’s return may not match the return of the Underlying Index for a number of reasons. For example, the RSP incurs operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities, especially when rebalancing the RSP’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the RSP and the Underlying Index may vary due to asset valuation differences and differences between the RSP’s portfolio and the Underlying Index resulting from legal restrictions, cost or liquidity constraints.

The S&P 500® Equal Weight Index

The Underlying Index is the equal weight version of the SPX. The composition of the Underlying Index is the same as the SPX. Constituent changes are incorporated in the Underlying Index as and when they are made in the SPX. When a company is added to the Underlying Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the Underlying Index at a price of $0.00. In that case, the company’s replacement is added to the Underlying Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The Underlying Index is calculated and maintained in the same manner as the SPX, except that the constituents of the Underlying Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

See “Reference Sponsors and Fund Descriptions— Description of the S&P 500® Index” on page S-49 of the accompanying underlying supplement for additional information about the SPX.

Historical Performance of the RSP

The graph below illustrates the performance of the RSP from January 1, 2018 to October 25, 2023, based on the daily Closing Prices as reported by Bloomberg, without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On October 25, 2023, the Closing Price of the RSP was $135.50, which is its Initial Price. The green line indicates its Downside Threshold of $94.85, which is equal to 70.00% of its Initial Price. The historical performance of the RSP should not be taken as an indication of its future performance, and no assurances can be given as to the price of the RSP at any time during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the RSP will result in the return of any of your investment.

Historical Performance of the Invesco S&P 500® Equal Weight ETF

Source: Bloomberg

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2018 through October 25, 2023. For comparison purposes, each Underlying has been normalized to have a Closing Price of 100.00 on January 1, 2018 by dividing the Closing Price of that Underlying on each Trading Day by the Closing Price of that Underlying on January 1, 2018 and multiplying by 100.00. We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The lower (or more negative) the correlation of the Underlyings, the less likely it is that those Underlyings will move in the same direction and therefore, the greater the potential for the Final Price of one of those Underlyings to be less than its Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, the Final Price of one or more of the Underlyings might be less than its Downside Threshold on the Final Valuation Date, as the Underlyings may decrease in value together. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes were calculated using CIBC’ internal models at the time when the terms of the Notes were set and were not derived from the daily returns of the Underlyings over the period set forth below. A higher Interest Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Structure Risks — Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment,” “— Your Return Will Be Based on the Individual Return of Each Underlying,” and “— Higher Interest Rates or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss“ herein.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Historical Performance of the Invesco QQQTM Trust, Series 1 and the Invesco S&P 500® Equal Weight ETF

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Under one approach, as described in the underlying supplement under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Investment Units Consisting of a Debt Instrument and a Put Option,” each Note should be treated as an investment unit consisting of a put option written by you (the “Put Option”) and a non-contingent debt instrument issued by us to you (the “Debt Portion”). In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat a Note as consisting of the Debt Portion and the Put Option for all U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should include the portion of the stated interest payments on the Note that is treated as interest in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. The portion of the stated interest payments that are treated as payments on the Put Option (the “Put Premium”) should not generally be taxable to you upon its receipt. The tax treatment of the Put Option is discussed in the underlying supplement under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Investment Units Consisting of a Debt Instrument and a Put Option.” For purposes of dividing the Interest Rate of 9.68% on the Notes among interest on the Debt Portion and Put Premium, 5.94% constitutes interest on the Debt Portion and 3.74% constitutes Put Premium.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of any Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.